Exhibit 3.42

LIMITED LIABILITY COMPANY AGREEMENT OF

LAKEVIEW BEHAVIORAL HEALTH SYSTEM LLC

This LIMITED LIABILITY COMPANY AGREEMENT, dated effective as of the 15th day of July, 2010 (this “Agreement”), is adopted, executed and agreed to, for good and valuable consideration, by and between Acadia Healthcare Company, LLC (the “Member”) and Lakeview Behavioral Health System LLC (the “LLC”). Certain terms used herein are defined in Section 1.6.

ARTICLE I

GENERAL PROVISIONS; CAPITAL CONTRIBUTIONS; DEFINITIONS

Section 1.1 Formation. The formation of the LLC, pursuant to and in accordance with the Delaware Limited Liability Company Act, 6 Del. C. §18-101, et seq., as amended from time to time (the “Act”), occurred on July 15, 2010. An authorized person, within the meaning of the Act, has executed, delivered and filed the certificate of formation of the LLC (the “Certificate”). The Member has been admitted to the LLC as its sole initial member.

Section 1.2 Name. The name of the LLC will be “Lakeview Behavioral Health System LLC,” or such other name or names as the Member may from time to time designate.

Section 1.3 Purpose. The LLC’s purpose shall be to carry on any activities which may lawfully be earned on by a limited liability company organized pursuant to the Act. Without limiting the foregoing, the LLC shall, as part of its mission and purpose:

(a) Establish and maintain an institution with permanent facilities in Atlanta, Georgia that includes patient beds and medical services to provide diagnosis and treatment for patients in need of psychiatric care (the “Hospital”).

(b) Maintain, and equip the Hospital to provide psychiatric services for patients in the Atlanta, Georgia area and to provide services that enable qualified practitioners to practice in the Hospital and the community.

(c) Carry on any educational activities related to rendering care to the mentally ill and afflicted or to the promotion of health that, in the opinion of the LLC, may be justified subject to approval by the Board of Managers.

(d) Participate in activities designed and carried on to promote the general health of the community subject to the approval by the Board of Managers.

(e) Be an integral part of any health care plan offering the broadest scope of services appropriate.

(f) Provide coordination and integration among the Hospital’s leaders to establish policies in general, including policies pertinent to conflicts among Hospital leaders; to maintain quality patient care; to provide for necessary resources; and to provide for organizational management, planning and operations.

(g) Ensure the Hospital’s compliance with all applicable laws, regulations, certification standards and conditions of participation.

(h) Ensure collaboration of Hospital leaders, including leaders from the Medical Staff and nursing staff, in the development, review and revision of Hospital policies and procedures.

Section 1.4 Registered Office; Registered Agent; Place of Business. The registered office of the LLC required by the Act to be maintained in the State of Delaware shall be the office of the initial registered agent named in the Certificate or such other office (which need not be a place of business of the LLC) as the Member may designate from time to time in the manner provided by law. The registered agent of the LLC in the State of Delaware shall be the initial registered agent named in the Certificate or such other person or persons as the Member may designate from time to time in the manner provided by law. The LLC will maintain an office and principal place of business at such place or places inside or outside the State of Delaware as the Member may designate from time to time.

Section 1.5 Capital Contributions.

(a) The Member has contributed to the capital of the LLC the amount set forth on Schedule I. All future capital contributions made by the Member shall be reflected on the LLC’s books and records. Persons hereafter admitted as members of the LLC shall make such contributions of cash (or promissory obligations), property or services to the LLC as shall be determined by the Member and such person making the contribution in their sole discretion at the time of each such admission. Upon admission, new members shall sign an amended version of this Agreement approved by the Member and containing provisions appropriate for a Delaware limited liability company with more than one member.

(b) The Member shall not have any responsibility to restore any negative balance in its Capital Account or to contribute to or in respect of liabilities or obligations of the LLC, whether arising in tort, contract or otherwise, or return distributions made by the LLC except as required by the Act or other applicable law. The failure of the LLC to observe any formalities or requirements relating to the exercise of its powers or management of its business or affairs under this Agreement or the Act shall not be grounds for imposing personal liability on the Member for liabilities of the LLC.

(c) No interest shall be paid by the LLC on capital contributions or on balances in the Member’s Capital Account.

(d) The Member shall not be entitled to withdraw any part of its Capital Account or to receive any distributions from the LLC except as provided in Articles III and V. The Member may, at its discretion, make loans to the LLC, and any loan by the Member to the LLC shall not be considered to be a capital contribution for any purpose and shall not result in an increase in the amount of the Capital Account of the Member.

Section 1.6 Definitions. For purposes of this Agreement:

“Capital Account” has the meaning set forth in Section 2.1.

“Event of Withdrawal” means the dissolution of the Member.

“Manager” means any person appointed or acting as a Manager pursuant to Article IV hereof.

“Member” means Acadia Healthcare Company. LLC.

Section 1.7 Term. The LLC shall continue until dissolved and terminated in accordance with Article V of this Agreement.

Section 1.8 No State-Law Partnership. The Member intends that the LLC not be a partnership (including, without limitation, a limited partnership) or joint venture for any purposes.

ARTICLE II

CAPITAL ACCOUNTS

Section 2.1 Capital Accounts. The LLC may maintain a Capital Account for the Member. The Member’s Capital Account shall be increased by capital contributions and by the Member’s share of LLC profits and decreased by distributions to the Member and by the Member’s share of LLC losses. No advance of money to the LLC by the Member shall be credited to its Capital Account.

ARTICLE III

DISTRIBUTIONS AND ALLOCATIONS

Section 3.1 Distributions. Distributions of cash or other assets of the LLC shall be made at such times and in such amounts as the Member may determine. Notwithstanding any provision to the contrary contained in this Agreement, the LLC shall not make a distribution to the Member on account of its membership interest in the LLC if such distribution would violate Section 18-607 of the Act or other applicable law.

Section 3.2 Allocations. Except as otherwise required by applicable provisions of tax law, solely for federal income tax purposes and for purposes of certain state tax laws, the LLC shall be disregarded as an entity separate from the Member. Each item of LLC income, gain, loss, deduction, and credit shall be treated as if realized directly by, and shall be allocated 100% to, the Member.

ARTICLE IV

MANAGEMENT AND MEMBER RIGHTS

Section 4.1 Management Authority. The Board of Managers shall constitute the governing board of the LLC and the Hospital, and this Agreement shall be deemed the “Governing Board Bylaws” of the LLC and the Hospital for purposes of accreditation and conditions of participation in applicable programs. The Managers shall devote such time to the affairs of the LLC as is reasonably necessary for performance by the Board of Managers of its duties. Except as otherwise provided for elsewhere in this Agreement, the Board of Managers shall have the right, discretion and power to manage, operate, and control the LLC and to do all things necessary or appropriate to carry on the business and purposes of the LLC, but only to the extent necessary to cause the LLC and the Hospital to comply with all applicable laws, regulations, accreditation standards and conditions of participation. All other operational, financial and managerial control of the LLC and the Hospital is vested in the Member as set forth in Section 4.11. The Board of Managers shall be responsible for the attainment and maintenance of accreditation by the identified accreditation or certifying organization, i.e. the Joint Commission and CARF (the Commission on Accreditation of Rehabilitation Facilities), and compliance with the conditions of participation for applicable reimbursement programs and shall direct the Hospital administration to take all necessary steps to achieve and maintain that accreditation and compliance.

Section 4.2 Appointment of Managers. The Board of Managers shall consist of at least three (3) and up to five (5) individual persons (each such individual referred to herein as a “Manager”). Two (2) of the Managers shall serve on an “ex officio” basis for so long as they hold the following offices: (i) the Chief Operating Officer of the Member; and (ii) the Vice President of Clinical Services of the Member; these two (2) ex officio Managers, in their discretion, may appoint an additional one (1) to three (3) Managers, including the Hospital Chief Executive Officer (it is expected but not required that one (1) of such additional Managers may be the Medical Director of the Hospital). Each Manager shall have one (1) vote on all matters considered by the Board of Managers and shall undergo a reasonable orientation during his or her first month as a Manager, including orientation with respect to at least the following: (i) this Agreement; (ii) the Hospital’s Medical Staff Policies/Bylaws; (iii) a listing of all committee chairpersons and members; (iv) the Hospital’s quality assurance plan; (v) the Hospital’s organizational chart; (vi) the Hospital’s Medical Staff roster; (vi) the Member’s Corporate Compliance Plan; (vii) the Hospital’s mission and vision; (viii) the Hospital’s safety and quality goals; (ix) the Hospital’s organizational structure and decision making process; (x) budget development and interpretation of financial statements; (xi) the Hospital’s scope of services; (xii) leadership responsibilities; and (xiii) applicable law and regulations. Each ex officio Manager shall serve until he or she ceases to hold the office which qualifies him or her as an ex officio Manager or his or her earlier death, resignation or removal. Managers appointed by the ex officio Managers shall serve for three-year terms, unless they earlier die or resign or are removed by the majority vote of the ex officio Managers or the Member.

Section 4.3 Vacancies. The ex officio Managers in their discretion may fill any vacant non-ex officio Manager position.

Section 4.4 Meetings of Managers. The Board of Managers shall meet regularly, at least quarterly, and additional meetings may be called by any Manager. Times and places for meetings of the Board of Managers shall be determined by the Managers. At least twenty-four (24) hours’ prior notice of a meeting shall be given to each Manager by letter, personal verbal notification, confirmed e-mail or confirmed facsimile. Notice of a meeting of the Board of Managers shall specify the place, date and time as well as the business to be transacted thereat. Such notice to a Manager may be waived by such Manager and shall be deemed waived by a Manager’s presence at the meeting. A majority of the Managers present at a meeting at which a quorum is present may authorize the transaction of business not specified in the notice of the meeting. When a meeting is adjourned to another time or place, notice shall be given of the adjourned meeting to all Managers not present at the time of the adjournment. At the adjourned meeting any business may be transacted that might have been transacted at the meeting as originally called. Managers may participate in a meeting of the Board of Managers by means of conference telephone, video conferencing or similar communications equipment by means of which all Managers participating in the meeting can hear and communicate with one another and such participation in a meeting shall constitute presence in person at such meeting. The ex officio Manager holding office by virtue of his or her position as Chief Operating Officer of the Member shall act as Chairperson of the Board of Managers and shall determine in his or her discretion how each meeting shall be conducted.

Section 4.5 Quorum. A majority of the Managers shall constitute a quorum. Once a Manager is present for any purpose at the opening of any meeting, such Manager is deemed present for quorum purposes for the remainder of the meeting and any adjournment thereof. In the absence of a quorum at the opening of any meeting of the Board of Managers, such meeting may be adjourned from time to time by a vote of the Managers present.

Section 4.6 Voting of Managers. Subject to the rights of the Member set forth in Section 4.11, and except as otherwise specifically provided herein, any action required or permitted to be taken by the Managers shall be taken by affirmative vote of a majority of the Managers present at a meeting of the Board of Managers at which a quorum is present. A written record or minutes of all meetings and actions of the Board of Managers shall be made by a designee of the Board of Managers and copies of such record or minutes shall be provided to all Managers and shall be reviewed by the Board of Managers.

Section 4.7 Action Without Meeting. Any action which the Managers could take at a meeting may be taken without a meeting if one or more written consents, setting forth the action taken, shall be signed, before or after such action, by at least a majority of the Managers entitled to vote on such matter. The consent shall be delivered to the LLC for inclusion in the minutes or filing with the LLC’s records.

Section 4.8 Committees. The Board of Managers may create one or more advisory committees, on either a standing or special purpose basis, and appoint such persons to serve on them as it deems desirable. The provisions of this Agreement that govern meetings, action without meetings, notice and waiver of notice, and quorum and voting requirements of the Board of Managers shall apply to committees and their members as well. To the extent specified by the Board of Managers, each committee shall provide advice to the Board of Managers, but shall have power to act only to the extent specifically conferred by the Board of Managers. Such committees may include a Medical Advisory Committee, a Clinical Credentialing Committee and such other committees which may participate in resolving patient complaints and such other functions advisory to the Board of Managers as it may determine. Additionally, the Board of Managers may delegate to the Hospital Chief Executive Officer responsibility for review and approval of facility specific policies and procedures.

Section 4.9 Appointment of Officers. The LLC may have officers. The officers of the LLC, if appointed, shall be appointed by the Member and shall have such titles and authority as determined by the Member. Additionally, Hospital officers may be appointed and may include a Chairperson, a Chief Executive Officer/Hospital Administrator who shall be responsible for the administration of the Hospital as set forth in Section 4.14, a Chief Operating Officer, a Medical Director, a Secretary and/or such other officers as shall be deemed appropriate; the Board of Managers may appoint such officers for the Hospital (but not the LLC) as it deems appropriate. The officers of the LLC, if appointed, shall have the authority to perform the duties customary to their offices or as from time to time may be prescribed by the Member; the officers of the Hospital, if appointed, shall have the authority as prescribed from time to time by the Board of Managers. Any two (2) or more offices may be held by the same individual, but no officer may act in more than one (1) capacity where action of two (2) or more officers is required. The officers of the LLC shall be appointed for two (2) year terms by the Member and shall serve in such capacities until the expiration of their terms, their removal (with or without cause) by the Member, resignation or death. The officers of the Hospital shall be appointed for two (2) year terms by the Board of Managers and shall serve in such capacities until the expiration of their terms, their removal (with or without cause) by the Board of Managers, resignation or death. Vacancies among the Hospital officers may be filled and new Hospital offices may be created and filled by the Board of Managers. Vacancies among the LLC officers may be filled and new LLC offices may be created and filled by the Member.

Section 4.10 Standards of Performance. The Managers shall not be required to devote all of their business time to the business of the LLC, but shall devote such time as the Managers, in their sole discretion, deem necessary for the discharge of their respective obligations and duties hereunder. In performing their responsibilities hereunder, the Managers shall exercise such skill and care as a reasonably prudent person would exercise. The obligation of the Managers to act hereunder shall be limited to such acts as may be reasonably taken with the funds available to the LLC, and the Managers shall not be obligated to expend their own funds in connection with the operation of the LLC hereunder.

Each Manager shall have continuing responsibility to receive the training necessary to perform his or her assigned tasks as well as to develop his or her skills for the future advancement of the Hospital. Detailed records of such training will be kept by the Hospital Chief Executive Officer or his or her designee showing the program content. These records will be kept current. Each Manager and the Chairperson of the Board of Managers (or his or her designee) share in the responsibility to keep these records current by submitting records of attendance. The Board of Managers shall conduct an annual performance appraisal of its activities.

Section 4.11 Actions Requiring Member Consent. All rights and powers not specifically delegated to the Board of Managers in this Article IV shall be reserved to the

Member. Without limiting the generality of the foregoing, the Member shall have the exclusive right to:

(a) Manage the business and affairs of the LLC and the Hospital, other than with respect to actions which are mandated by any law, regulation or accreditation standard applicable to the Hospital (the Board of Managers having the right to cause the LLC and the Hospital to take such actions in such cases);

(b) Cause any amendment to be made to the Certificate or this Agreement, unless otherwise mandated by any law, regulation or accreditation standard applicable to the Hospital (the Board of Managers having the right to cause the LLC to take such actions in such cases);

(c) Authorize the merger, consolidation or similar combination of the LLC with any other entity, or authorize the sale of all or substantially all the assets of the LLC;

(d) Authorize the LLC to participate in an exchange of interests or other type of business combination with any other entity;

(e) Approve any additional capital contributions, unless otherwise mandated by any law, regulation or accreditation standard applicable to the Hospital (the Board of Managers having the right to cause the LLC to take such actions in such cases);

(f) Approve the LLC’s annual capital budget and operating budget, unless otherwise mandated by any law, regulation or accreditation standard applicable to the Hospital (the Board of Managers having the right to cause the LLC to take such actions in such cases);

(g) Approve a Transfer of membership interests in the LLC;

(h) Approve admission of any new members and any related issuance of membership interests in the LLC;

(i) Except as provided in Section 5.1(b), effect the voluntary or involuntary dissolution, liquidation or winding-up of the LLC, unless otherwise mandated by any law, regulation or accreditation standard applicable to the Hospital (the Board of Managers having the right to cause the LLC to take such actions in such cases);

(j) File a voluntary bankruptcy by the LLC;

(k) Incur long-term indebtedness, unless otherwise mandated by any law, regulation or accreditation standard applicable to the Hospital (the Board of Managers having the right to cause the LLC to take such actions in such cases);

(1) Enter into contracts with a term greater than two (2) years, unless otherwise mandated by any law, regulation or accreditation standard applicable to the

Hospital (the Board of Managers having the right to cause the LLC to take such actions in such cases);

(m) Approve any non-budgeted expenditure in excess of One Hundred Thousand Dollars ($100,000), unless otherwise mandated by any law, regulation or accreditation standard applicable to the Hospital (the Board of Managers having the right to cause the LLC to take such actions in such cases); and

(n) Approve an independent auditor for the LLC.

Section 4.12 Binding the LLC. Any action (if authorized and approved in accordance with the terms hereof) taken by a Manager as a Manager of the LLC shall bind the LLC and shall be deemed to be the action of the LLC; additionally, any action reserved to the Member hereby taken by the Member as the LLC’s Member shall bind the LLC and shall be deemed to be the action of the LLC. The signature of a Manager or the Member on any agreement, contract, instrument or other document shall be sufficient to bind the LLC in respect thereof and conclusively evidence the authority of such Manager and the LLC with respect thereto, and no third party need look to any other evidence or require joinder or consent of any other party.

Section 4.13 Compensation of Managers. No payment shall be made by the LLC to any Person for such Person’s services as a Manager; however, Managers shall be reimbursed by the LLC for their documented actual out-of-pocket expenses incurred in acting as Managers.

Section 4.14 Administration of the Hospital.

(a) The Chief Executive Officer/Hospital Administrator. The Board of Managers shall select and appoint a Chief Executive Officer/Hospital Administrator who shall be responsible for the management of the Hospital. The Chief Executive Officer/Hospital Administrator shall be given the necessary authority and responsibility to operate the Hospital, subject to such policies as may be issued by the Board of Managers. The Chief Executive Officer/Hospital Administrator shall act as the duly authorized representative of the Board of Managers in all matters in which it has not formally designated some other person to so act.

(i) The Chief Executive Officer/Hospital Administrator will have the following minimum educational and experiential qualifications:

(A) A baccalaureate degree in health care, hospital, business or an appropriately related discipline (to include a Juris Doctorate); or

(B) A minimum of three years experience in a responsible administrative position in the health care field.

(ii) The authority and responsibility of the Chief Executive Officer/Hospital Administrator shall include:

(A) Implementation, in the day-to-day operation of the Hospital, of all policies established by the Board of Managers, and advising the Board of Managers on the formulation of future policy.

(B) Organizing the administrative functions of the Hospital, delegating duties and establishing formal means of accountability on the part of subordinates through written reports and periodic meetings with department heads and through attendance, in person or through a duly authorized representative, at departmental and inter-departmental meetings, and developing and submitting for approval of the Board of Managers a plan of organization for the conduct of Hospital operations and for evaluation of the provision of and performance and quality in patient care, treatment and services and for fiscal accountability.

(C) Preparing for review each year an annual budget showing expected revenues and expenditures in conformity with fiscal programs and policies laid down by the Board of Managers, as well as a plan for long-term capital expenditures.

(D) Selecting, employing, controlling, promoting, disciplining, and discharging employees of the Hospital; recommending to the Board of Managers, for approval prior to implementation, wage and salary scales, in-grade pay raises and specific employee fringe benefits; developing and maintaining written personnel polices and practices relating to the above designed to provide optimal support for safe and good patient care and a professional workplace free of disruptive and inappropriate behavior and making such policies and practices available; orienting all new employees with respect to such polices and practices; reviewing such polices and practices at least annually; and establishing procedures for notifying employees of changes therein.

(E) Providing procedures for the maintenance of accurate, current, and complete personnel records, including adequate information as to prior training, experience, licensing, current and periodic work performance evaluations, pre-employment and annual health care screening as required, and delegating to a personnel officer responsibility for implementation of personnel policies and practices and maintenance of personnel records.

(F) Fostering the educational functions of the Hospital, preferably in cooperation with other health care facilities and educational institutions, through programs for the continuing education of the Medical Staff and orientation and in-service training programs designed to assist Hospital personnel in maintaining their skills and learning of new developments in the health care field.

(G) Reviewing and taking appropriate corrective action upon reports and recommendations of regulatory and inspecting agencies to assure that the Hospital is in conformity with their requirements.

(H) Formulating and submitting to the Board of Managers for approval: a written plan for the effective utilization of the physical and financial resources of the Hospital through a system of internal controls which shall segregate functional responsibilities; a system of authorization and record procedures for the accounting control of assets, revenues, expenses and liabilities; practices to be followed by each organizational department in performing its duties and functions; a plan for the employment of qualified personnel to discharge such responsibilities; written policies and procedures for the handling of cash, extension of credit, control and collection of accounts receivable; a written schedule of rates and charges for all Hospital services which shall be maintained, and revised, on a current basis and shall be available to all employees using the same, as well as to patients and admitters; and a grievance policy.

(I) Formulating for the approval of the Board of Managers written policies governing the control of purchasing procedures and control of inventories to the end that the prices paid for products and services be as economical as possible consistent with quality and use.

(J) Maintaining the physical properties of the Hospital in sound, safe and sanitary condition and in good repair and operating condition.

(K) Formulating (as requested) for approval of the Board of Managers an insurance program for the protection of the physical and financial resources of the Hospital, including coverage for damage or destruction of Hospital property, theft or mysterious disappearance, uncontrollable business interruption for key employee salaries, financial loss resulting from liability imposed by law for actions of Hospital personnel, as well as those serving on a voluntary basis, and covering, to the extent available, financial loss arising out of Hospital malpractice or error in rendering or failing to render medical, surgical, dental, or nursing treatment and the like, including the dispensing of food and medications by individuals for whose acts the Hospital may be legally responsible.

(L) Supervising the business affairs of the Hospital to insure that funds are collected and expended to the best possible advantage.

(M) Working continually with other health care professionals to the end that safe and high-quality care may be rendered to patients of the Hospital at all times.

(N) Presenting to the Member, the Board of Managers or its authorized committees periodic reports evaluating, on a comparative basis or otherwise, the professional services and financial activities of the Hospital and such special reports as may be required by the Board of Managers or the Member, including an annual report on sentinel events, system or process failures and responses.

(O) Attending all meetings of the Board of Managers and service on committees thereof.

(P) Serving as the liaison and channel of communications between the Board of Managers and any of its committees and the Medical Staff, and assisting the Medical Staff with its organization and medico-administrative problems and responsibilities.

(Q) Preparing plans for the achievement of the Hospital’s specific objectives and periodically reviewing and evaluating those plans.

(R) Representing the Hospital in its relationships with other health care agencies and with the community.

(S) Designating, in writing, other Hospital personnel who are, in order of succession, authorized to act for the Chief Executive Officer/Hospital Administrator in the event of his or her absence or inability to act due to illness or otherwise only after written approval from the Board of Managers.

(T) Performing such other duties as may be necessary in the best interests of the Hospital and to carry out the duties heretofore set forth, as well as other duties, which may be specifically delegated to him or her by the Board of Managers.

(U) Appointing, as he or she deems necessary and appropriate, one or more deputies who shall be under the control of and report to the Chief Executive Officer/Hospital Administrator. Notwithstanding such appointment(s), the administration of the Hospital, including but not limited to control and surveillance over all administrative activities, shall be the responsibility of the Chief Executive Officer/Hospital Administrator only after written approval from the Board of Managers.

(b) Medical Staff.

(i) Organization. The Board of Managers shall direct all physicians and other appropriate persons granted clinical practice privileges in the Hospital to organize into a totally integrated medical staff (the “Medical Staff”) under Medical Staff Bylaws approved by the Board of Managers as hereinafter provided.

(ii) Medical Staff Bylaws. The Medical Staff shall propose and adopt by vote bylaws, rules, and regulations for its self-governance, which shall be effective only when approved by the Board of Managers. The Medical Staff shall report directly to the Board of Managers. The Medical Staff Bylaws shall create an effective administrative unit for the organization and governance of the Medical Staff to regulate it in discharging its functions and responsibilities as assigned to it by the Board of Managers. The Medical Staff Bylaws shall, among other things, provide:

(I) A mechanism for review of decisions of the Medical Staff relating to its recommendations to the Board of Managers concerning Medical Staff appointments and reappointments and the granting, curtailment, suspension, or revocation of clinical privileges, so that the applicant will be afforded the right to be heard at each step of the process when requested by the applicant.

(II) A provision that no applicant shall be denied Medical Staff membership and/or clinical privileges on the basis of religion, sex, race, creed, color or national origin.

(III) That whenever the Board of Managers does not concur in a Medical Staff recommendation relative to clinical privileges, there may be, at the Board of Managers’ discretion, provision for review of the recommendation by a joint committee of the Medical Staff and the Board of Managers before a final decision is reached by the Board of Managers.

(IV) Physicians and dentists employed by the LLC in a purely administrative capacity with no clinical duties shall be subject to the regular personnel policies of the LLC and their contracts or other terms of employment, but need not be members of the Medical Staff. Physicians and dentists employed by the LLC, either on a full-time or part-time basis, whose duties are medico-administrative and include clinical responsibilities or functions involving their professional capability as physicians or dentists must be members of the Medical Staff and achieve such status by the same procedures as other Medical Staff members. Any Hospital-based physician or dentist, whether employed by the LLC as an employee or working under contract, whose engagement by the LLC requires membership on the Hospital’s Medical Staff shall not have his or her Medical Staff privileges terminated or curtailed without the same due process provision which is provided in the Medical Staff Bylaws for other Medical Staff members, unless the contract of employment otherwise provides.

(V) A procedure for the granting of privileges to Allied Health Professionals, as defined by the Medical Staff Bylaws, who shall not be considered members of the Medical Staff.

(VI) A policy with respect to conflicts of interest.

(iii) Medical Staff Membership and Privileges.

(I) Applications. All applications for appointment to the Medical Staff, or for a change in privileges, shall be in writing and addressed to the Chief Executive Officer/Hospital Administrator and shall contain, at a minimum, an agreement by the applicant to abide by this Agreement and the Medical Staff Bylaws, rules, and regulations. The applications shall contain full information concerning the applicant’s education, licensure, practice, previous hospital experience, all other information deemed pertinent and any unfavorable history with regard to licensure, practice of applicant’s profession and hospital privileges. This information shall be verified pursuant to the Medical Staff Bylaws, rules and regulations (by the Medical Staff or a credentials committee of the Medical Staff, if appointed).

(II) Medical Staff Recommendations. Subject to the final action of the Board of Managers as provided below and pursuant to procedures specified in the Medical Staff Bylaws, the Medical Staff shall transmit written reports to the Board of Managers concerning appointments, reappointments, modifications in staff status, curtailments or increases in clinical privileges and corrective action. The written reports and recommendations shall be supported and accompanied by reliable documents upon which the Board of Managers may take informed action.

(III) Action by the Board of Managers. The Board of Managers shall consider the recommendations of the Medical Staff so presented and appoint to the Medical Staff, in numbers and categories not exceeding the Hospital’s needs, physicians and others who meet the qualifications for membership as set forth in the Medical Staff Bylaws, and shall assign to them appropriate staff status as well as clinical privileges commensurate with their qualifications, experience, and present capabilities. The final decision of the Board of Managers shall be rendered within a fixed period of time as prescribed in the Medical Staff Bylaws, and the Board of Managers shall inform the applicant, through the mechanisms of the Medical Staff Bylaws, of the disposition of his or her application for Medical Staff membership and/or clinical privileges within a reasonable period of time after submission of the application.

(IV) Reappointment Procedure. All appointments to the Medical Staff shall be for a maximum of two (2) years, but shall be renewable by the Board of Managers pursuant to formal reapplication. The Medical Staff Bylaws shall prescribe a procedure for continuing peer-review of the current qualifications and capabilities of all Medical Staff members. Whenever an appointment is not to be renewed, or when privileges have been, or are proposed to be, reduced, altered, suspended or terminated, the Medical Staff member adversely affected shall, under procedures prescribed by the Medical Staff Bylaws, be afforded the opportunity for a fair hearing at every stage of the procedure before appropriate committees of the Medical Staff charged with conducting such hearing, so as to insure due process to the Medical Staff member and to afford a full opportunity for the presentation of all pertinent information in front of a hearing committee, whose members include only those individuals who are not in direct economic competition with the affected Medical Staff member. Such proceedings shall be non-adversarial in nature, but shall entitle both the Medical Staff member and the Hospital to legal representation. The recommendations of such committees shall be submitted in writing, and be supported and accompanied by reliable documentation upon which the Board of Managers may take informed action. Prior to taking final action, the Board of Managers shall give due consideration to the recommendations of the Medical Staff and the documentation upon which they are based.

(V) Temporary Appointments and Suspensions. Pending meetings of the Board of Managers, the Chief Executive Officer/Hospital Administrator and such persons as designated by the Medical Staff Bylaws shall have temporary authority to act on behalf of the Board of Managers in connection with any temporary emergency or the granting of limited privileges to physicians and other medical professionals; or temporary restrictions upon and temporary suspensions of members of the Medical Staff, when necessary or appropriate for the well being of the Hospital, its patients or its staff.

(c) Quality of Professional Services.

(i) Board of Managers’ Responsibility. After considering the recommendations of the Medical Staff and other professional staffs, the Board of Managers shall conduct a review and evaluation of activities on a continuing basis to assess, preserve, and improve the over-all quality and efficiency of patient care in the Hospital. The Board of Managers shall within the reasonable capabilities of the Hospital provide whatever administrative assistance is reasonably necessary to support and facilitate the implementation and the on-going operation of these review and evaluation activities, including utilization review and review of the quality of patient care.

(ii) Accountability of the Medical Staff and Other Professional Staffs. The Board of Managers looks to the Medical Staff and other professional staff for activities contributory to the preservation and improvement of the quality and efficiency of patient care provided by the Hospital, including the establishment and pursuit of the following policies, practices, and procedures:

(I) That all Medical Staff members shall observe the ethical principles of their profession.

(II) That, except in emergencies or grant of special privilege, only members of the Medical Staff shall admit patients to the Hospital.

(III) That only a member of the Medical Staff with clinical privileges should be directly responsible for the patient’s diagnosis and treatment within the area of his or her privileges.

(IV) That each patient’s medical condition should be the responsibility of a physician member of the Medical Staff, and that other direct medical care to the patient be provided only by a member of the Medical Staff or by other specified professional personnel, or by allied health personnel or paramedics acting under the supervision of a licensed physician member of the Medical Staff with clinical privileges.

(V) That the delineation of clinical privileges for members of the Medical Staff be commensurate with individual credentials and demonstrated ability, and that the assignments of patient care responsibilities to other professional staff persons be consistent with their individual professional qualifications and demonstrated ability.

(VI) That the Medical Staff should conduct an on-going review and appraisal of the quality of professional care rendered in the Hospital and periodically report such activities, and their results, to the Board of Managers.

(VII) That the Medical Staff conduct a continuous program of peer-review as to the qualifications and current capabilities of all Medical Staff members and make recommendations to the Board of Managers thereon including such specific matters relating to the quality and efficiency of patient care as may be referred to it by the Board of Managers.

(VIII) That continuous review of patient care practices is made through defined functions of the Medical Staff with the concurrence of the Hospital administration.

(IX) That at least one physician on the Hospital’s Medical Staff shall be on-call 24 hours per day.

(iii) Documentation. The Board of Managers shall receive, consider, and where necessary, act upon documentation of the review and evaluation activities above described and the recommendations arising therefrom and shall give such review and evaluation activities due consideration.

(d) Hospital Rules and Regulations. The Board of Managers shall adopt such rules and regulations as are necessary for the efficient operation of the Hospital. Those rules and regulations shall be complied with by the Medical Staff of the Hospital.

(e) Policy on Discrimination. The Hospital shall be operated, in all respects, on a completely non-discriminatory basis, without regard to race, creed, color, religion, sex, or national origin. This policy shall relate to the admission and treatment of patients and use of the facilities of the Hospital by employees, the public and patients. Accommodation assignments of patients shall be made without regard to race, creed, sex, religion, color or national origin, and the Hospital shall not discriminate as to hiring, firing, compensation terms or conditions based on race, creed, color, religion, sex or national origin. The Hospital shall not knowingly conduct business with any referral agency which makes referrals on the basis of race, creed, color, religion, sex or national origin.

(f) Review of Documents. The Board of Managers shall review this Agreement and its policies annually, for the purpose of determining whether to recommend to the Member the amendment of any provisions which in the opinion of the Board of Managers require such alteration, clarification, repeal or replacement for the purposes of concurrence with law, conformity to the applicable accrediting organization, i.e., Joint Commission or CARF requirements, the needs of quality patient care and the changing needs of the community. All such amendments and revisions shall be reviewed and approved by the Board of Managers and the Member, and shall be dated to indicate the time of the last review.

(g) Conflict of Interest. It shall be the policy of the Board of Managers that, for the purpose of voting on a matter before the Board of Managers, any Manager who has or who within the preceding twelve (12) months has had a financial interest in a matter before the Board of Managers, including an interest as owner, shareholder, officer, board member, employee, Medical Staff, fiduciary relationship, creditor, consultant, person under contract, or the spouse, parent, child or dependent of the aforementioned, shall disclose this relationship prior to the Board of Managers vote on the matter.

Section 4.15 Indemnification. Except as limited by the Act and subject to the provisions of this Section 4.15, each person and entity shall be entitled to be indemnified and held harmless on an as incurred basis by the LLC (but only after first making a claim for indemnification available from any other source and only to the extent indemnification is not provided by that source) to the fullest extent permitted under the Act (including indemnification for negligence, gross negligence and breach of fiduciary duty to the extent so authorized) as amended from time to time (but, in the case of any such amendment, only to the extent that such amendment permits the LLC to provide broader indemnification rights than such law permitted the LLC to provide prior to such amendment) against all losses, liabilities and expenses, including attorneys’ fees and expenses, arising from claims, actions and proceedings in which such person or entity may be involved, as a party or otherwise, by reason of his, her or its being or having been a Member, Manager, or officer of the LLC, or by reason of his, her or its serving at the request of the LLC as a director, officer, manager, member, partner, employee or agent of another limited liability company or of a corporation, partnership, joint venture, trust or other enterprise, including service with respect to an employee benefit plan whether or not such person or entity continues to be such at the time any such loss, liability or expense is paid or incurred. The rights of indemnification provided in this Section 4.15 will be in addition to any rights to which such person may otherwise be entitled by contract or as a matter of law and shall extend to his, her or its successors and assigns. In particular, and without limitation of the foregoing, such person or entity shall be entitled to indemnification by the LLC against expenses (as incurred), including attorneys’ fees and expenses, incurred by such person or entity upon the delivery by such person or entity to the LLC of a written undertaking (reasonably acceptable to the Member) to repay the LLC if it is found that indemnification hereunder is not authorized. The LLC may, to the extent authorized from time to time by the Member, grant rights to indemnification and to advancement of expenses to any employee or agent of the LLC to the fullest extent of the provisions of this Section 4.15 with respect to the indemnification and advancement of expenses of the Member, Managers, and officers of the LLC.

Section 4.16 Transfer of LLC Interest.

(a) The Member shall have the sole and absolute discretion to sell, assign, transfer or otherwise dispose of, whether voluntarily or involuntarily or by operation of law (a “Transfer”), all or any portion of its membership interest in the LLC. The Member shall have sole and absolute discretion to pledge or otherwise encumber all or any portion of its membership interest in the LLC.

(b) If the Member transfers all of its membership interest in the LLC, this Agreement (including the Schedule hereto) shall be amended by the Board of Managers to reflect the Transfer of the membership interest in the LLC to the transferee and to reflect the elimination of the Member and (if and to the extent then required by the Act) a certificate of amendment to the Certificate reflecting such admission and elimination shall be filed in accordance with the Act.

(c) If and to the extent the Member transfers only a portion of its membership interest in the LLC, the new or substitute member shall sign an amended version of this Agreement approved by the Member and containing provisions appropriate for a Delaware limited liability company with more than one member and (if and to the extent then required by the Act) a certificate of amendment to the Certificate reflecting such admission shall be filed in accordance with the Act.

(d) The effectiveness of the Transfer of a membership interest in the LLC and the admission of any new or substitute member pursuant to this Section 4.16 shall be deemed effective immediately prior to the Transfer of a membership interest in the LLC to such new or substitute member or if later on the first date that the Board of Managers receives evidence of such Transfer, including the terms thereof. If the transferring Member has transferred all or any of its membership interest in the LLC pursuant to this Section 4.16, then, immediately following such transfer or if later on the first date that the Manager receives evidence of such Transfer, including the terms thereof, the transferring Member shall cease to be a Member with respect to such membership interest.

(e) Any person or entity who acquires in any manner whatsoever any membership interest in the LLC, irrespective of whether such person or entity has accepted and adopted in writing the terms and provisions of this Agreement or an amended version of this Agreement, shall be deemed by the acceptance of the benefits of the acquisition thereof to have (i) made all of the capital contributions made by, (ii) received all of the distributions received by, and (iii) agreed to be subject to and bound by all the terms and conditions of this Agreement or an amended version of this Agreement that, any predecessor in such membership interest in the LLC made, received and was subject to or bound by.

Section 4.17 Member Rights; Meetings.

(a) The Member shall have the rights, powers and duties, including the right to approve or vote on any matter, as required by the Act, other applicable law or Section 4.11 herein.

(b) The affirmative vote of the Member shall be required to approve any proposed action requiring the approval of the Member.

(c) Meetings of the Member for the transaction of such business as may properly come before such Member shall be held at such place, on such date and at such time as the Member shall determine. Special meetings of the Member for any proper purpose or purposes may be called at any time by the Board of Managers or the Member. The LLC shall deliver oral or written notice (written notice may be delivered by mail) stating the date, time, place and purposes of any meeting to the Member. At least 24 hours’ notice shall be given of any such meeting, unless other notice is required by the Act.

(d) Any action required or permitted to be taken at an annual or special meeting of the Member may be taken without a meeting, without prior notice, and without a vote, provided that a written consent setting forth all proposed actions to be taken at such meeting is signed by the Member. Every written consent shall bear the date and signature of the Member.

Section 4.18 Additional Members. The Member shall have the sole right to admit additional members upon such terms and conditions, at such time or times as the Member shall in its sole discretion determine. Upon admission, the additional members shall sign an amended version of this Agreement approved by the Member and containing provisions appropriate for a Delaware limited liability company with more than one member.

Section 4.19 Outside Businesses. The Member may engage in or possess an interest in other business ventures of any nature or description, independently or with others, similar or dissimilar to the business of the LLC, and the LLC shall have no rights by virtue of this Agreement in and to such independent ventures or the income or gains derived therefrom, and the pursuit of any such venture, even if competitive with the business of the LLC, shall not be deemed wrongful or improper. The Member shall not be obligated to present any particular investment opportunity to the LLC even if such opportunity is of a character that, if presented to the LLC, could be taken by the LLC, and the Member shall have the right to take for its own account (individually or as a partner or fiduciary) or to recommend to others any such particular investment opportunity.

ARTICLE V

DURATION

Section 5.1 Duration. Subject to the provisions of Section 5.2 of this Agreement, the LLC shall be dissolved and its affairs wound up and terminated upon the first to occur of the following:

(a) The written consent of the Member; or

(b) The entry of a decree of judicial dissolution under Section 18-802 of the Act.

Except as otherwise set forth in this Article V, the Member intends for the LLC to have perpetual existence.

Section 5.2 Continuation of the LLC. The occurrence of an Event of Withdrawal shall not dissolve the LLC if within ninety (90) days after the occurrence of such Event of Withdrawal the business of the LLC is continued by the agreement of the successor to the Member.

Section 5.3 Winding Up. Upon dissolution of the LLC, the LLC shall be liquidated in an orderly manner. The Member shall be the liquidator pursuant to this Agreement and shall proceed diligently to wind up the affairs of the LLC and make final distributions as provided herein and in the Act. The costs of liquidation shall be borne as an LLC expense. The steps to be accomplished by the liquidator are as follows:

(a) First, the liquidator shall satisfy all of the LLC’s debts and liabilities to creditors other than the Member (whether by payment or the reasonable provision for payment thereof);

(b) Second, the liquidator shall satisfy all of the LLC’s debts and liabilities to the Member (whether by payment or the reasonable provision for payment thereof); and

(c) Third, all remaining assets shall be distributed to the Member.

Section 5.4 Termination. The LLC shall terminate when all of the assets of the LLC, after payment of or due provision for all debts, liabilities and obligations of the LLC, shall have been distributed to the Member in the manner provided for in this Article V, and the Certificate shall have been canceled in the manner required by the Act.

ARTICLE VI

VALUATION

Section 6.1 Valuation. For purposes of this Agreement, the value of any property contributed by or distributed to the Member shall be valued as determined by the Member.

ARTICLE VII

BOOKS OF ACCOUNT; MEETINGS

Section 7.1 Books. The Board of Managers will maintain, on behalf of the LLC, complete and accurate books of account of the LLC’s affairs, which books will be open to inspection by any Member (or its authorized representative) at any time during ordinary business hours and shall be maintained in accordance with the Act.

Section 7.2 Fiscal Year. The fiscal year of the LLC shall end on December 31 of each year or such other year end as the Member may determine in its sole discretion.

Section 7.3 Accounting and Reports. The books of account shall be closed promptly after the end of each fiscal year. Promptly thereafter, the LLC shall make such written reports to the Member as it determines, which may include a balance sheet of the LLC as of the end of such year, a statement of income and expenses for such year, a statement of the Member’s capital account as of the end of such year, and such other statements with respect to the status of the LLC and distribution of the profits and losses therefrom as are considered necessary by the Member to advise the Member properly about its investment in the LLC for federal and state income tax reporting purposes.

ARTICLE VIII

MISCELLANEOUS

Section 8.1 Amendments. This Agreement may be amended or modified and any provision hereof may be waived only by the Member; without limiting the foregoing, the Member shall consider and act to either approve or reject any proposed amendment to this Agreement made by the Board of Managers pursuant to Section 4.14(f).

Section 8.2 Successors. Except as otherwise provided herein, this Agreement will inure to the benefit of and be binding upon the Member and its successors and assigns.

Section 8.3 Governing Law; Severability. This Agreement will be construed in accordance with the laws of the State of Delaware and, to the maximum extent possible, in such manner as to comply with an the terms and conditions of the Act. If it is determined by a court of competent jurisdiction that any provision of this Agreement is invalid under applicable law, such provision will be ineffective only to the extent of such prohibition or invalidity, without invalidating the remainder of this Agreement.

Section 8.4 Notices. All notices, demands and other communications to be given and delivered under or by reason of provisions under this Agreement shall be in writing and shall be deemed to have been given when personally delivered, mailed by first class mail (postage prepaid and return receipt requested), sent by telecopy or sent by reputable overnight courier service (charges prepaid) to the addresses or telecopy numbers set forth in Schedule I hereto or to such other addresses or telecopy numbers as have been supplied in writing to the LLC.

Section 8.5 Complete Agreement; Headings, Counterparts. This Agreement terminates and supersedes all other agreements concerning the subject matter hereof previously entered into among any of the parties. Descriptive headings are for convenience only and will not control or affect the meaning or construction of any provision of this Agreement. Wherever from the context it appears appropriate, each term stated in either the singular or the plural shall include the singular and the plural, and pronouns stated in either the masculine, feminine or the neuter gender shall include the masculine, the feminine and the neuter. This Agreement may be executed in any number of counterparts, any one of which need not contain the signatures of more than one party, but all such counterparts together will constitute one agreement.

[signature page follows]

IN WITNESS WHEREOF, the parties hereto have caused this Limited Liability Company Agreement to be signed as of the date first above written.

ACADIA HEALTHCARE COMPANY, LLC

/s/ Trey Carter
Trey Carter President and Chief Executive Officer

LAKEVIEW BEHAVIORAL HEALTH SYSTEM LLC

/s/ [Illegible Signature]

CEO
A Manager

[Signature page to Lakeview Behavioral Health System LLC Operating Agreement]

SCHEDULE I

MEMBER(S)	CAPITAL CONTRIBUTION	PERCENTAGE INTEREST
Acadia Healthcare Company, LLC 2849 Paces Ferry Road Suite 750 Atlanta, Georgia 30339 Telephone: 678-324-5002 Telecopy: 770-772-9192 Attention: Chief Executive Officer	$100	100%